Exhibit 4.7

FORM OF

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of                 , 2022, is entered into by and among REV Renewables, Inc., a Delaware corporation (the “Company”) and each of the stockholders of the Company whose name appears on the signature pages hereto (each, a “Principal Stockholder,” and collectively, the “Principal Stockholders”).

WHEREAS, in connection with, and effective upon, the completion of an underwritten public offering (the “IPO”) of shares of Common Stock (as defined below), the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of any Principal Shareholder nor shall a Principal Shareholder be deemed to be an Affiliate of the Company.

“Affiliated Investor” means, with respect to any Principal Stockholder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such Principal Stockholder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such Principal Stockholder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each of the Principal Stockholders is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“LS Directors” means the designees of the Principal Stockholders.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder Group” means the Principal Stockholders and any of their respective Affiliates and Affiliated Investors and their respective successors and permitted assigns.

1.2    Rules of Construction.

(a)    Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

2.1    Designees.

(a)    Upon the closing of the IPO, the Board shall initially consist of ten directors, including Edward Sondey, Paul Segal, Joseph Esteves, Darpan Kapadia, John King, David Nanus, Ki Dae Park, Paul Thessen, Karen Gould and Joseph Householder (the “Initial Directors”). The audit committee of the Board shall initially consist of three directors, including Karen Gould, Joseph Householder and Darpan Kapadia, the compensation committee of the Board shall initially consist of three directors, including Karen Gould, Joseph Householder and Darpan Kapadia, and the nominating and governance committee of the Board shall initially consist of three directors, including Darpan Kapadia, Karen Gould and Joseph Householder. Of the Initial Directors, Paul Segal, Joseph Esteves, Darpan Kapadia, John King, David Nanus and Paul Thessen are each deemed to be LS Directors. Subsequent to the closing of the IPO, the Board shall appoint one additional director in accordance with the committee composition and phase in requirements of the Nasdaq applicable to controlled companies.

(b)    The Board will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the Company’s annual meetings of shareholders in 2023, 2024 and 2025, respectively. Karen Gould, Paul Thessen and John King will be assigned to Class I, Joseph Householder, Edward Sondey, and Ki Dae Park will be assigned to Class II, and Paul Segal, Joseph Esteves, Darpan Kapadia and David Nanus will be assigned to Class III. From and after the closing of the IPO, the rights of the Principal Stockholders to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.1. At the completion of the IPO, the Board shall include the applicable LS Directors referred to in this paragraph (a), and such other individuals as shall be nominated and elected to the Board from time to time by the Board or the Company’s stockholders consistent herewith and with applicable law.

(c)    (i) For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 50% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders such that, if elected, at least a majority of the directors serving on the Board are LS Directors. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 50% of the outstanding shares of Common Stock at any time but at least 40% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders such that, if elected, at least 45% of the directors serving on the Board are LS Directors. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 40% of the outstanding shares of Common Stock at any time but at least 30% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders such that, if elected, at least 35% of the directors serving on the Board are LS Directors. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than

30% of the outstanding shares of Common Stock at any time but at least 20% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders such that, if elected, at least 25% of the directors serving on the Board are LS Directors. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 20% of the outstanding shares of Common Stock at any time but at least 10% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders such that, if elected, at least 15% of the directors serving on the Board are LS Directors. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 10% of the outstanding shares of Common Stock at any time but at least 2.5% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders such that, if elected, at least one (1) director serving on the Board is a LS Director.

(ii)    Subject to applicable laws and stock exchange regulations, for so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least (i) 15% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint two (2) LS Directors to serve on each committee of the Board, and (ii) 2.5% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) LS Director to serve on each committee of the Board.

(iii)    Following the closing of the IPO and for so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) LS Director to serve as chairperson of the Board.

(d)    In the event that the Principal Stockholders have nominated fewer than the total number of designees that the Principal Stockholders shall be entitled to nominate pursuant to Section 2.1(a), then the Principal Stockholders shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all necessary corporate action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable such Principal Stockholders to so nominate such additional designee(s), and (y) designate such additional designees nominated by the Principal Stockholders to fill such newly created vacancy or vacancies, as applicable.

(e)    For so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Board shall consist of at least eleven members and no more than twelve members (other than as contemplated by Section 2.1(a), Section 2.1(d) or Section 2.1(f) or to the extent necessary to comply with applicable law or listing standards).

(f)    The Principal Stockholders may cause any LS Director to resign from time to time and at any time upon notice to the Company.

(g)    In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a LS Director, the Principal Stockholders shall be entitled to designate an individual to fill the vacancy so long as the total number of LS Directors serving on the Board immediately following the filling of such vacancy will not exceed the total number of persons the Principal Stockholders are entitled to designate pursuant to Section 2.1(c)(i) on the date of such replacement designation. The Company shall take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board as soon as reasonably possible.

(h)    For the avoidance of doubt, the rights granted to the Principal Stockholders to designate nominees are additive to, and not intended to limit in any way, the rights that the Principal Stockholders or any of their respective Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

(i)    The Company agrees to take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as a LS Director pursuant to this Agreement.

ARTICLE III

INFORMATION

3.1    Access. Each LS Director is permitted to disclose to the Principal Stockholder Group information about the Company and its Affiliates that he or she receives as a result of being a Director.

ARTICLE IV

EFFECTIVENESS AND TERMINATION

4.1    Effectiveness. Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective. However, if the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

4.2    Termination. The Principal Stockholders may elect to terminate this Agreement at any time by written notice to the Company. Further, at such time as the Principal Stockholder Group no longer Beneficially Owns at least 2.5% of the outstanding shares of Common Stock at any time, all rights and obligations of the Principal Stockholder Group under this Agreement shall terminate.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail as specified in this Section 5.1 prior to 5:00 p.m. in the time zone of the receiving party on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail as specified in this Agreement later than 5:00 p.m. in the time zone of the receiving party on any date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company, to:

REV Renewables, Inc.

575 Fifth Avenue, Suite 2501

New York, New York 10017

E-mail: legalnotices@revrenewables.com

If to the Principal Stockholders, to:

LS Power Development, LLC

1700 Broadway, 35th Floor

New York, New York 10019

E-mail: rfischer@lspower.com

5.2    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.3    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

5.4    Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

5.5    Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein. The Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder Group entity being deprived of the rights contemplated by this Agreement.

5.6    Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

5.7    Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts;

(b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.8    Amendments; Waivers.

(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto and the consent of a majority of the Directors that are not LS Directors, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.9    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that any Principal Stockholder may assign any of its respective rights hereunder to any of its Affiliated Investors. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.10    No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

REV Renewables, Inc.

By:
Name:
Title:

PRINCIPAL STOCKHOLDERS:

BOLT ENERGY INVESTMENT HOLDINGS, LLC

By:
Name:
Title:

Address for notice:

c/o LS Power Development LLC 1700 Broadway, 35th Floor
New York, NY 10019
Attention:
E-mail:

REV RENEWABLES FUND III HOLDINGS, LLC

By:
Name:
Title:

Address for notice:

c/o LS Power Development LLC 1700 Broadway, 35th Floor
New York, NY 10019
Attention:
E-mail:

Signature Page to Stockholders Agreement

REV RENEWABLES FUND IV AIV HOLDINGS, LLC

By:
Name:
Title:

Address for notice:

c/o LS Power Development LLC 1700 Broadway, 35th Floor
New York, NY 10019
Attention:
E-mail:

REV RENEWABLES BOLT AIV HOLDINGS, LLC

By:
Name:
Title:

Address for notice:

c/o LS Power Development LLC 1700 Broadway, 35th Floor
New York, NY 10019
Attention:
E-mail:

REV GEN IV HOLDINGS, LLC

By:
Name:
Title:

Address for notice:

c/o LS Power Development LLC 1700 Broadway, 35th Floor
New York, NY 10019
Attention:
E-mail:

Signature Page to Stockholders Agreement